Exhibit 99.2

OPERATOR:

Welcome to this quarterly update conference call for Behringer Harvard REIT I, Inc.  Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to Behringer Harvard REIT I, Inc.’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  Behringer Harvard REIT I, Inc. assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have a question, please send an email to bhreit@behringerharvard.com, and your question will be forwarded to the presenters.  Please note however that you will not receive a return email with a written response.  Due to the number of questions that are anticipated, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

For scheduling purposes, this call will be 45 minutes, with the prepared remarks to take about 20 minutes, followed by your questions.

I will now turn the call over to Mr. Bob Aisner, the Chief Executive Officer and President of Behringer Harvard REIT I, Inc.

BOB AISNER:

Thank you operator and thank you to everyone who has taken time to dial into this third quarter update conference call for Behringer Harvard REIT I, Inc.  With me again today are Mike Ernst, the Company’s Chief Financial Officer, and Scott Fordham, the Company’s Chief Accounting Officer.  Both Mike and Scott will be making remarks later in this call.

As you know, this is our quarterly call during which we will review the operations of the Company for the last quarter.  We hope that in this way we can keep you and, through you, your clients updated on market conditions and operations.

Our format for this call will be a general economic and market overview by myself, and then Mike and Scott will discuss the Company’s third quarter results, followed by answers to your emailed questions.  To begin, let me review for you the Company’s assets and diversification in case some of you were not able to attend our call last quarter.  Slide 5 shows our current portfolio characteristics.  As you will note on slide 6, we have no single market that dominates our portfolio either by percentage of net operating income or, as shown on slide 7, by square footage.  Further, you can see in Slide 8 that no single tenant represents more than 5% our annualized rental revenues, and we also believe that our significant tenants are very stable.  Slide 9 also shows the industry diversification among all of our tenants.  Lastly, Slide 10 demonstrates our geographic diversity by showing where our assets are located throughout the United States.

Since our last call, we have seen some positive and negatives economically.  On the positive side, GDP, which was virtually flat in the second quarter after being negative 6.4% in the first quarter, recorded a 3.5% growth rate in the third quarter.  From a GDP growth point of view, we appear to be past the bottom of the recession.  Unfortunately, GDP growth does not necessarily imply job growth, and in fact, job growth generally turns positive approximately 12 to 18 months after GDP turns positive.  This is clearly seen in recent unemployment numbers.  The most recent figure pegged unemployment at 10.2%, up from 9.5% at the end of the second quarter.  Since employment peaked in 2007, our economy has lost more than 7 million jobs.  As we noted last quarter, jobs are the key to office occupancy, and we thus await the return to positive job growth with bated breath.

Office vacancy rates for both CBD and suburban offices have continued to climb.  The national vacancy rate as of the end of the third quarter, depending on the data source, indicates overall vacancy at 17%, with CBD vacancies at 14% and suburban vacancies at 19%.  We also track markets using research from the national advisory firm Property and Portfolio Research, or PPR, which focuses on the top 54 markets in the country, and thus closely parallels our portfolio.  PPR’s 54 markets recorded an overall vacancy rate of 19.4%. Vacancy rates have climbed for eight consecutive quarters, and as job losses continue to mount, all indications are that these rates will continue to climb through 2010.

In such an environment, we think that the tenant is in a better position than the landlord when it comes to renewing leases or negotiating new leases.  It is a renter’s market.  Rental rates have fallen nationally, and PPR projects that rents will fall 22% between 2008 and 2010.  Further, sublease space is frequently offered at 25-35% discounts below direct lease space.  Additionally, new tenants demand more in tenant improvements, which cost more money than the renewal of existing tenants, putting pressure on cash.

To make matters worse, if a building has been foreclosed and is now being leased by either the lender or the buyer of the distressed asset, that owner can offer space at discounted rates given their lower basis in the property.  This adds up to less occupancy, less leasing or leasing at lower rates, all of which hit the net operating income of any office company.

To put this in perspective, and Mike and Scott will discuss this in more detail, the Company’s overall portfolio occupancy has declined in the past year from 90% to 86%, and leases being signed are at lower rental rates than previous leases.  Further, one percentage point of lost occupancy costs the Company approximately $7 million in rental revenue; so, 4% of lost occupancy costs us about $28 million per year. Add to this the fact that new or renewal leases are being signed at lower rates than expiring leases, and you can begin to comprehend the deterioration of our revenue stream. If this continues over a number of quarters or years, you can see the impact on our cash flow.

We believe that office occupancy is a lagging indicator in the economy.  Businesses reduce their space needs or give back space as the economy slows and are reluctant to expand until they are sure that the economy and their business is in recovery.  PPR projects that office absorption will be a negative 150 million square feet in 2009 and will total 229 million square feet from 2008 to 2010. As we sit here today, we believe there are signs that the economy may be bottoming, or at least it is not getting worse as fast.  GDP growth has turned positive; the pace of job losses has lessened although we are still losing jobs each month; the housing market in many cities appears to have bottomed with recent sales at higher prices, albeit well below the prices seen at the peak of the market; but the consumer is still bearish.  There may be green shoots showing, but we believe that office demand will lag a recovery by 12 to 18 months.

Now, let me turn the call over to Mike Ernst, the Company’s CFO.

MIKE ERNST:

Thanks Bob.

I am going to cover a couple of topics:  first, portfolio performance during the third quarter, and second, activity in our debt portfolio.

During the third quarter, occupancy declined from 87% to 86%.  This was consistent with our guidance from last quarter with 75% of the reduced occupancy attributable to the loss of the Wolf Block law firm in Philadelphia, which went out of business.  During the quarter, we renewed 52% of expiring square feet; however, excluding the Wolf Block lease, the renewal rate was 66%, which is pretty good.  For the quarter and for the year, measured by the number of leases expiring, we have been renewing over 60% of our leases, but measured on a percentage of square feet, we have been down under 50% for most of the year.  The reason for this is that we have a lot of lease renewals where we keep the tenant, but because their business is down, they renew for less space than they had under their prior lease.

As we look forward to the next 12 months, our lease maturity profile is fairly manageable.  We have about 8.4% of our total portfolio square footage expiring, which we believe is a pretty modest number.  Additionally, our largest fourth quarter maturity was a 135,000 square foot lease in suburban Boston for which a renewal has been executed for 100% of the expiring space; so, we anticipate that our retention ratio should be pretty good in the fourth quarter.

I do want to caution you that in any given quarter the actual number of square feet that expires can be higher than the stated expiration schedule because of several factors, including (1) early renewals; (2) tenants that default prior to their stated terms; and (3) tenants who exercise early termination rights, typically with associated penalties.

One thing that I have found to be very encouraging recently is the uptick we are seeing in leasing activity.  Until recently, tenants have been postponing making leasing decisions because they were unsure of their businesses.  I believe that many of our tenants are now starting to feel that an economic recovery is under way and their brokers are telling them that rents are no longer falling.  As a result, we are seeing a substantially higher volume of lease activity at the proposal stage right now.  Even though the success rate on proposals is fairly low, they are a good leading indicator of the volume of leases that we should be signing four to six months from now.  Our November leasing status report shows proposals up almost 40% from our last quarterly call in late August.  Moving on to slide 13, you can see that our lease expiration schedule looking out over the next five years also looks pretty good.  We average 9.7% of our portfolio square footage expiring every year, which we believe compares very favorably with most large national office portfolios.

As far as our portfolio occupancy goes we continue to handily outperform the national averages as you can see on slide 14.  Our 86% occupancy compares very favorably to the national average of under 83% occupancy.  In our top five markets, we are noticeably outperforming in Chicago, Philadelphia and Charlotte.  We are flat to the market in Atlanta and slightly underperforming in Houston.  In Houston, we are seeing particularly good lease activity, and we recently signed an 85,000 square foot lease at Travis Tower and have one other large lease that is substantially agreed to and ready to go to the lender for approval; so, I would expect our Houston occupancy to exceed the market average when those leases take effect next year.

Turning to our debt activity, we are seeing signs of life in the debt market.  Life insurance companies are starting to be more competitive and the first deal closed last week under the government’s TALF program, which is the first step to re-opening the CMBS market, which has been dead since early 2008.  Slide 15 shows our debt maturity schedule.  Approximately two-thirds of our debt matures in 2015 and beyond, and all of our debt is fixed rate or hedged with an average interest rate of approximately 5.8%.  Considering current market is above 7% in most cases, we have a lot of value in our debt structure.  We continue to focus on our 2011 debt maturities, which is our only near-term debt issue. We are having discussions with potential joint venture partners to help us recapitalize those properties at the appropriate time.  Unfortunately, with the loans current and 16 to 24 months until maturity, the loan servicers are not interested in discussing refinancing or restructuring today.  Except for our line of credit, all of our debt is non-recourse, meaning that the lender can only look to the collateral asset for repayment and not to the company.  As discussed last quarter, we believe our line of credit should be very secure now that we have restructured it, and I am not currently concerned that we will have any issues with that debt.

The non-recourse part of our debt portfolio could have some more significant challenges.  In fact, if you read our 10-Q that was filed last week, we highlight that as of September 30, 2009 we were in default on two loans and that after quarter end we chose not to make payments on two additional loans, which we expect will trigger defaults on those loans.  These were very difficult decisions to make, but unfortunately, with CMBS lenders, the only way to bring them to the table to negotiate is to default on a loan.  In the specific cases where we have issues, we believe the assets in the current economy are likely to be worth less than the debt.  The properties require substantial new cash investment to pay for tenant improvements and lease commissions to release vacant space.  In most cases, we are willing to invest this capital if we can get concessions from the lender.

Depending on the situation we are asking the lender to either, (1) sell us the debt back at a discount; (2) extend the loan term; or (3) subordinate part of their loan to our new money.

If we can achieve some combination of the above, then we are generally willing to invest the capital required to turn these assets around, but without movement from the lender, we believe that investing more capital would be an unwise use of our money.  If we are unable to reach agreement on these restructures, it is possible that we may end up transferring ownership to the lender, but in most cases we believe there is a resolution that will be more beneficial to both lender and borrower if we work together.

With that, I will turn things over to Scott to discuss the specifics of the quarter.

SCOTT FORDHAM:

Thanks Mike.

Let me start with funds from operations, or FFO.  We reported $19.8 million, or 7 cents per share, of FFO for the third quarter of 2009.  Our FFO was negatively impacted by asset impairment charges of $7.7 million, or approximately 2.7 cents per share.

Modified funds from operations, or MFFO, which differs from FFO in that it excludes acquisition-related costs, impairment charges and the impact of changes in the fair value of derivatives, was $27.7 million, or 9 cents per share.  A nice increase from the second quarter and in line with our expectations for the quarter.

MFFO increased 3 cents per share over MFFO reported for the second quarter of 2009.  You may recall from our second quarter conference call that second quarter MFFO was negatively impacted by 2 cents of one-time items relating to the restructure of our line of credit, the termination of an interest rate swap agreement and the premium paid to acquire a portion of the outstanding IPC debentures.  During the third quarter, we completed the process of acquiring the outstanding debentures.  To retire the debentures, we paid a premium to face of approximately 3%, but we are saving almost $3 million annually of net interest cost and received all of the excess cash collateral, which we can now put to more productive use.

Now let me provide some additional detail on our leasing activity during the quarter. Including the square feet attributable to the Wolf Block lease, we had 796,000 square feet of expiring leases during the quarter.  We executed renewals, expansions and new leases totaling 572,000 square feet with an average net rent that was 6% lower than expiring rent.

Our 572,000 square feet of leasing during the quarter included renewals of 414,000 square feet at an average leasing cost, which includes both tenant improvements and leasing commissions, of $8.56 per square foot with an average term of 3.8 years. We executed leases for 54,000 square feet of expansion space at an average leasing cost of $26.46 per square foot with an average term of 8.3 years and we entered into new leases totaling 104,000 square feet at an average leasing cost of $15.94 per square foot with an average term of 5.1 years.  We completed a substantial amount of leasing during the quarter and were successful at controlling tenant concessions in the process.  We believe the leasing results from both a square footage and cost perspective demonstrates the strength of our asset management and leasing team.

Now, let me touch on our same store operating results.  We view same store operating results, which we define as cash net operating income, or cash NOI, which excludes lease termination fees, as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions and dispositions during the periods under review.

Our same store cash NOI for the third quarter 2009 was down $428,000, or less than 1% from the third quarter 2008.  Although our same store occupancy declined approximately 4% from September 30, 2008 to September 30, 2009, our cash NOI benefited from rental rate growth from in-place leases, a reduction of the amount of free rent in the portfolio, and a decrease in property operating expenses.

Our same store cash NOI for the nine months ended September 30, 2009 was down $7.8 million, or 3.9%, when compared to the nine months ended September 30, 2008.  $3.8 million of the decline was attributable to an increase in bad debt expense during 2009, some of which may ultimately prove to be collectible.  Another significant factor in the decline was an increase in real estate taxes from the prior year period.  In light of the perceived decrease in the value of real estate assets, we are extremely focused on lowering the real estate taxes at our properties by protesting the appraised values across our portfolio.

Finally, our same store cash NOI for the third quarter 2009 increased $2.2 million, or 3.2%, from last quarter.  The increase was primarily attributable to a decrease in bad debt expense when comparing the third quarter to the second quarter.

I would like to remind you that the calculations of FFO, MFFO and same store cash NOI are contained in the Current Report on Form 8-K that was filed today.

Lastly, let me provide a bit more color on our cash available to support operations, investing and financing activities.  Our combined cash, including unrestricted and restricted cash, totaled approximately $338 million at September 30, 2009.  Our unrestricted cash increased from $170 million at the end of the second quarter to $192.5 million at the end of the third quarter. The increase resulted from a transfer of approximately $45 million from restricted cash to unrestricted cash as a result of completing the repurchase of the debentures as described earlier.  In addition to unrestricted cash, we had $145.6 million of restricted cash at September 30, 2009.  Our restricted cash was comprised of $25.5 million for the payment of taxes and insurance and $119.7 million for leasing, capital improvements and repairs and maintenance at our properties.

That concludes my remarks.  Let me turn the call back over to Bob.

BOB AISNER:

Mike, Scott, thank you very much.

Taking all of this into account, the Company’s mantra has not changed from last quarter:

First, conserve cash wherever possible to allow us to ride out this recession and the slow recovery we may be beginning to see in the distance.  If the majority of economists are correct and we experience a “U”-shaped recovery, cash conservation is paramount.

Second, lease where it makes economic sense, and blend and extend all existing leases that can be extended and spend as little as possible in this effort.  If you’ll recall from Scott’s comments, our third quarter renewals were for an average term of 3.8 years.  Our goal is for these leases to come up for renewal when the economy returns to a landlord’s market.  In addition, we only spent $8.56 per square foot in tenant improvements and leasing commissions for these leases — truly an example of our blend, extend and don’t spend strategy.

Lastly, proactively approach the debt that is maturing in 2011.  This is a big challenge given the current freeze in the credit markets.  With lower NOI causing lower valuations of properties and lower loan to value being available from lenders, structuring the renewal of maturing debt will be a constant challenge to all real estate companies.  As an aside, publicly listed REITs have found great success raising additional capital, albeit dilutive to their share prices, to help them solve these problems.  Since March, publicly listed REITs have raised $16 billion in new equity as they dealt with these same issues.

Our challenge is not simple but straightforward — conserve cash and look for opportunities to build cash and preserve value.  Slide 22 outlines these opportunities.

Let me thank all you again for taking the time to call and listen to this review of the Company’s third quarter operating results.  We hope that it has been helpful, and we look forward to our next review call after the close of the fourth quarter.  This concludes our prepared remarks.  Let me turn it over to the moderator for a few instructions regarding the question and answer period and other housekeeping matters.

OPERATOR:

If you have a question, please send an email to bhreit@behringerharvard.com, and your question will be forwarded to the presenters.  Please note however that you will not receive a return email with a written response.  Due to the number of questions that are anticipated and the limited time available, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

Further, if you would like a copy of the PowerPoint presentation from today’s call, the Company has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Company at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available on the password-protected portion of the Company’s website.  The file will be titled “November 18, 2009 Conference Call Replay: Behringer Harvard REIT I, Inc. Quarterly Update” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until Wednesday, December 2nd.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866.655.3600.

Now, let me know turn it back over to Mr. Aisner for the Q&A session.